Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
JAN. 16, 2009	Thomas F. Rose
Executive Vice President and CFO

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

RTI BIOLOGICS ANNOUNCES 2008 UNAUDITED REVENUES, ESTIMATES 2009 REVENUES

ALACHUA, Fla. (Jan. 16, 2009) – RTI Biologics, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, dental, surgical specialties and other biologic implants, announced today that the company’s unaudited 2008 full year revenues are $146.6 million and fourth quarter revenues are $37.3 million, both up slightly from the company’s pre-announcement on Dec. 30, 2008. This compares to 2007 full year revenues of $94.2 million and fourth quarter revenues of $25.5 million. The increase in year-over-year revenues primarily reflects the inclusion of revenues of Tutogen Medical since the completion of the merger on Feb. 27, 2008. Management still expects to be profitable from operations in the fourth quarter.

RTI also reiterated today that the company’s outlook for 2009 full year revenues is expected to be in the range of $166 million to $168 million with earnings per share expected to be in the range of $0.11 to $0.13, based on 55.1 million fully diluted shares outstanding.

“Our management team feels that through a rebound in our sports medicine group and new product launches through the year, we will be able to meet the outlook we have set for 2009,” said Brian K. Hutchison, RTI chairman and chief executive officer. “Additionally, through the strength of our donor services program, we are projecting a significant increase in musculoskeletal tissue supply in the coming year, which will ensure we have enough implants to meet the needs of our distributors, surgeons and patients.

“As a company, we understand that growth in this environment will be challenging, and our management team is committed to working hard to achieve our goals and grow our revenues and earnings over the long term while remaining very focused on profitability and cash flow.”

RTI will announce complete, audited results for the fourth quarter and year end 2008 in a release and conference call in February. Information about that call will be distributed in a separate release.

Guidance Conference Call

RTI will hold a live conference call and simultaneous audio Web cast today, Jan. 16, 2009 at 9:00 a.m. ET to discuss the 2009 outlook. The conference call can be accessed by dialing (877) 856-1960, passcode 5141974. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through April 30, 2008 and can be accessed by calling (888) 203-1112, passcode 5141974; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics, Inc. is the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics—from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing fully validated sterilization processes that include viral inactivation steps. Two such processes, the BioCleanse® Tissue Sterilization Process and the Tutoplast® process, sterilize tissue, are clinically successful and are scientifically proven to eliminate donor-to-recipient disease transmission risk while preserving tissue strength and biocompatibility. These processes have a proven record of more than two million implants distributed with zero incidence of allograft-associated infection. In addition, RTI pastes are sterilized through the demineralization process, a validated viral inactivation step.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the expected benefits of the business combination involving RTI and Tutogen, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to agreements with distributors also are forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the ability of RTI to integrate its business successfully and to realize the expected synergies and cost savings from the merger and the risks described in public filings on file with the Securities and Exchange Commission (SEC). Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

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